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News Release
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Cindy Moon-Mogush, Corporate Communications
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State Financial Services Corporation Shareholders
Approve Merger with Associated Banc-Corp

        MILWAUKEE — (BUSINESS WIRE) — Aug. 24, 2005 — The shareholders of State Financial Services Corporation (NASDAQ: SFSW) today overwhelmingly approved the previously announced merger with Associated Banc-Corp (NASDAQ: ASBC) at the special meeting of shareholders. The merger is subject to regulatory approval and is expected to close in the third quarter or early in the fourth quarter of this year.

        More than 99 percent of the State Financial shares represented at the special meeting were voted in favor of approval of the merger.

        The combined company will expand Associated’s leading distribution system in Wisconsin and will have more than 300 branch offices and more than 350 ATM locations throughout Wisconsin, Illinois and eastern Minnesota following the acquisition. The conversion of State Financial’s operating systems to Associated’s platform is scheduled for the fourth quarter of 2005.

        “The two companies share a customer-focused approach to our communities. Together, we will be able to deliver a more diverse array of products and services through a more convenient distribution system. As a result, both our customers and our shareholders will benefit,” said Paul S. Beideman, president and CEO of Associated.

        Michael J. Falbo, chairman and CEO of State Financial, said, “We are very pleased with the support our shareholders have shown for this combination. Associated Bank will continue our vision going forward while remaining committed to our customers and the communities we serve.”

        State Financial is a $1.5 billion financial services company operating through 29 full-service office locations in southeastern Wisconsin and northeastern Illinois. Through its banking network, State Financial provides commercial and retail banking products, secondary market mortgage loan originations and investment brokerage activities.

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        Associated Banc-Corp offers a full range of traditional banking services and a variety of other financial products and services, with the No. 1 distribution position in most of its key markets. Associated has been named a Mergent Dividend Achiever based on its 34-year history of dividend increases, is a member of the Forbes Global 2000, and has been a leading Small Business Administration lender for many years. More information about Associated Banc-Corp is available at www.AssociatedBank.com.

        Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “believes,” “anticipates” or “expects,” or words of similar import. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, among others, State Financial’s and Associated’s ability to complete the merger in a timely manner or at all, the risk that the business of State Financial will not be integrated successfully into Associated, the risk that the cost savings from the merger may not be fully realized or may take longer to realize than expected, and other factors discussed in the filings of Associated and State Financial with the Securities and Exchange Commission. Investors should consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.